TODD SHIPYARDS CORPORATION ANNOUNCES EXTRAORDINARY DIVIDEND AND INCREASE IN

ORDINARY QUARTERLY DIVIDEND

VIA FACSIMILE CONTACT: HILARY PICKEREL

Total Pages -- 1 SHAREHOLDER RELATIONS

206-623-1635 Ext. 106

SEATTLE, WASHINGTON...March 27, 2006... Todd Shipyards Corporation ("Company" or "Todd") (NYSE:TOD) announced that its Board of Directors, on March 24, 2006, declared a 50% increase in its ordinary quarterly dividend to fifteen cents ($0.15) per share to be paid June 23, 2006 to all shareholders of record as of June 8, 2006. The Company's Board of Directors also authorized an extraordinary one-time cash dividend of $4.00 per share, or a total of approximately $22 million, subject to shareholder approval of an amendment to the Company's incentive stock option plans that will allow adjustments to equity compensation awards to offset the impact of the one-time extraordinary dividend. If the amendments to the Company's incentive stock option plans authorizing the adjustments are not approved by the shareholders at the special shareholder meeting, the extraordinary dividend will not become payable or be made.

Because the Company's incentive stock option plans did not contemplate a one-time extraordinary cash dividend, the Board of Directors has approved adjustments, subject to shareholders' approval, that will protect employees with unexercised stock options as the share price adjusts due to this one-time extraordinary cash dividend. The adjustments approved by the Company's Board of Directors are intended to create parity for the Company and the option holder such that before-dividend and post-dividend positions are economically equivalent.

Shareholders of record as of April 17, 2006 will be entitled to vote at the special meeting of shareholders which will be held on May 23, 2006. A proxy statement soliciting approval of the adjustments is expected to be mailed beginning on or about April 20, 2006. If the amendments to the Company's incentive stock plans are approved on May 23, 2006, it is currently expected that the record date for the extraordinary dividend will be set as June 5, 2006 with a dividend payment date of June 20, 2006.

The Company's wholly owned subsidiary, Todd Pacific Shipyards Corporation, performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest. Its customers include cruise ships, U.S. flag cargo carriers, fishing boats, tankers, tugs and barges, the U.S. Navy, the U.S. Coast Guard, the Washington State Ferry system, NOAA, the Alaska Marine Highway system, and other government units.

Todd has operated a shipyard in Seattle since 1916.